EXHIBIT 99

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Delta Air Lines Elects Paula G. Rosput to Board of Directors

ATLANTA, August 18, 2004 – Delta Air Lines (NYSE:DAL) today announced the election of Paula G. Rosput to its Board of Directors, effective August 17, 2004.

“We are pleased to have Paula Rosput join our Board of Directors,” said Delta’s non-executive Chairman of the Board John F. Smith, Jr.  “Her business experience, financial knowledge and leadership abilities will further expand the depth and range of Delta’s already strong and independent Board of Directors.”

Rosput, 47, serves as chairman, president and chief executive officer of AGL Resources, Inc., a regional energy holding company.  She originally joined AGL Resources in 1998 as president and chief operating officer of its wholly‑owned subsidiary Atlanta Gas Light Company.  Prior to joining AGL Resources, Rosput was president and chief executive officer of Duke Energy Power Services, LLC, and prior to that held various executive positions in the energy industry in Houston and San Francisco.

Rosput serves on the Board of Directors of AGL Resources and Coca-Cola Enterprises Inc.  She is a graduate of Wellesley College with a bachelor’s degree in economics.

Delta Air Lines is proud to celebrate its 75th anniversary in 2004. Delta is the world’s second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 497 destinations in 87 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam, Northwest Airlines, Continental Airlines and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please visit delta.com.

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